Report of Independent Registered Public Accounting
Firm

To the Shareholders and Board of Directors of Morgan Stanley Institutional Fund, Inc.

In planning and performing our audits of the financial statements of Active International Allocation Portfolio,
Advantage Portfolio, Asia Opportunity Portfolio,
Emerging Markets Breakout Nations Portfolio,
Emerging Markets Fixed Income Opportunities
Portfolio, Emerging Markets Leaders Portfolio,
Emerging Markets Portfolio, Emerging Markets Small
Cap Portfolio, Frontier Markets Portfolio, Global
Advantage Portfolio, Global Concentrated Portfolio,
Global Core Portfolio, Global Discovery Portfolio,
Global Franchise Portfolio, Global Infrastructure
Portfolio, Global Insight Portfolio, Global Opportunity
Portfolio, Global Quality Portfolio, Global Real Estate
Portfolio, Growth Portfolio, Insight Portfolio,
International Advantage Portfolio, International Equity
Portfolio, International Opportunity Portfolio,
International Real Estate Portfolio, Small Company
Growth Portfolio, US Core Portfolio, U.S. Real Estate
Portfolio, and the consolidated financial statements of Multi-Asset Portfolio (collectively, the "Funds")
(twenty-nine of the portfolios constituting Morgan
Stanley Institutional Fund, Inc., (the "Company")) as of and for the years ended December 31, 2017, in accordance with the standards of the Public Company
Accounting Oversight Board (United States), we considered their internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form
N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Company is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Company's internal control
over financial reporting was for the limited purpose
described in the first paragraph and would not
necessarily disclose all deficiencies in internal control
that might be material weaknesses under standards
established by the Public Company Accounting
Oversight Board (United States).  However, we noted
the following deficiency involving the control
environment and its operation that we consider to be a
material weakness as defined above relevant for the
following funds: Active International Allocation
Portfolio, Emerging Markets Portfolio, Emerging
Markets Breakout Nations Portfolio, Emerging Markets
Fixed Income Opportunities Portfolio, Emerging
Markets Small Cap Portfolio and Frontier Markets
Portfolio (the "Foreign Funds"). This deficiency was
considered in determining the nature, timing and extent
of the procedures to be performed in our audits of the
financial statements of the Funds for the year ended
December 31, 2017, and this report does not affect our
reports on the financial statements of the Funds dated
February 26, 2018.
*	Our audit procedures identified errors in
amounts calculated and accrued for foreign capital gain tax. These errors were the result of a material weakness in the operating effectiveness of a control in the Foreign Funds' process, which is designed to analyze any foreign holdings and determine if there is any tax exposure that needs to be recorded in the financial statements. The process and identified control were not operating effectively to identify necessary changes to foreign capital gain tax accruals based on information available, including a change in tax laws in Argentina.
Management has corrected the December 31, 2017 financial statements for the error affecting the following significant accounts: Deferred
Capital Gain Country Tax, Net Realized Gain
(Loss) on Investments Sold and Change in
Unrealized Appreciation (Depreciation) on
Investments. Management also has represented it plans to enhance its procedures around the identification of changes to tax laws that could have a potential impact on their calculation of exposure to foreign capital gain tax.

This report is intended solely for the information and use of management and the Board of Directors of Morgan
Stanley Institutional Fund, Inc., and the Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.





	/s/ ERNST & YOUNG LLP


Boston, Massachusetts
February 26, 2018